(V22) Vanguard Index Funds - Vanguard Small-cap Index Fund
(A) Record of Changes in Net Assets	USD= 109.75

VANGUARD SMALL CAP INDEX FUND – INVESTOR SHARES

		Total Net Asset Value		Net Asset Value per Share
		US$	Yen
		(millions)	(millions)	US$	Yen
	The 45th Fiscal Year Ended
	on December 31, 2005	5,902	647,745	28.52	3,130
	The 46th Fiscal Year Ended
	on December 31, 2006	6,808	747,178	32.62	3,580
	The 47th Fiscal Year Ended
	on December 31, 2007	6,214	681,987	32.58	3,576
	The 48th Fiscal Year Ended
	on December 31, 2008	4,050	444,488	20.40	2,239
	The 49th Fiscal Year Ended
	on December 31, 2009	5,913	648,952	27.49	3,017
	The 50th Fiscal Year Ended
	on December 31, 2010	5,270	578,383	34.75	3,814
	The 51st Fiscal Year Ended
	on December 31, 2011	3,925	430,769	33.38	3,663
	The 52st Fiscal Year Ended
	on December 31, 2012	3,813	418,477	38.74	4,252
	The 53rd Fiscal Year Ended
	on December 31, 2013	5,041	553,250	52.69	5,783
	The 54th Fiscal Year Ended
	on December 31, 2014	4,606	505,509	55.86	6,130
	The 55th Fiscal Year Ended
	on December 31, 2015	4,058	445,366	53.03	5,820
2015 End of	January	4,519	495,960	54.65	5,998
	February	4,792	525,922	57.83	6,347
	March	4,810	527,898	58.49	6,419
	April	4,677	513,301	57.50	6,311
	May	4,757	522,081	58.65	6,437
	June	4,600	504,850	58.14	6,381
	July	4,547	499,033	57.97	6,362
	August	4,231	464,352	54.58	5,990
	September	4,012	440,317	51.73	5,677
	October	4,217	462,816	54.67	6,000
	November	4,262	467,755	55.66	6,109
	December	4,058	445,366	53.03	5,820
2016 End of	January	3,720	408,270	48.97	5,374
	February	3,740	410,465	49.42	5,424
	March	4,043	443,719	53.41	5,862
	April	4,099	449,865	54.33	5,963